AGREEMENT

The Agreement is entered into on 30 March 2000 between GPP
Hungary Kft ("GPP") and Haitec Magyarorazagi Kft: ("Haitec").

The purpose of this Agreement is to outline the products and services which will be provided by Haitec and which will be paid for by GPP.

1. Haitec and GPP will work together to deploy the Global Group Purchase Program ("GGPP") in Hungary. The GGPP is a business-to-business reverse auction web site, which allows buyers to list products and services they wish to procure. Sellers are invited to bid for the right to provide products and services to buyers at the lowest possible price. The GGPP service is free to buyers: sellers will pay a 5% sales commission if the buyer accepts their bid.

2. To attract and maintain relationships with GGPP buyers, will be offered free IBM-based E-Business Solutions. Haitec and GPP will define the E-Business Solutions. Haitec will provide the E-
Business Solutions, which will be paid for by GPP.

3. GPP will pre-pay $30,000 to Haitec for E-Business Solutions which will be provided to the first GGPP customers, GPP must pre-approve each E-Business Solution., which is offered to GGPP clients. GPP Anticipates that these funds will pay for 100 E-Business Solutions, free small web site, which cost $300 per unit, and will be distributed to clients during the first 60 days of operations.

4. Haitec will sell IBM servers, software and services required to install and operate the hardware and software, which will be used to provide and host the free E-Business Solution, for GGPP clients. GPP will pay Haitec $131,000 for this package.

5. Until the equipment is installed at, a location agreed to by GPP, Haitec will provide use of the servers, software and services to deliver E-Business Solutions to GPP clients.

6. Haitec will provide the following services for the GGPP, which will be paid for by GPP.

A. Attila Balogh will be available on a full-time basis, for a minimum of 6 months from the date of this agreement, to provide marketing services for the GPP. GPP will pay Haitec $4,200 per month for full-time services of Attila Balogh.

B. A full-time help desk service provider will be available at Haitec's office to meet the needs of the GGPP and our clients. GGP will train this person who will be provided with all necessary resources to provide services at Haitec's offices. GGPP will pay Haitec $3,000 per month for these services and the resources necessary to provide the services.

C. Haitec will provide billing and collections management for the GGPP sellers who will be charged a 5% sales commission if selected by GGPP buyers.

D. Haitec and GPP will work together to meet the needs of marketing partners, such as Quaestor Financial Group. In addition, Haitec and GPP will work with IBM Hungary to introduce the GGPP in Hungary, as outlined.

7. A total of $191,000 will be transferred to Haitec's bank account for the items listed in this Agreement. This includes the $13l, 000 for the hardware, software and services for the E-Business applications, $30,000 prepayment for the first E-Business, Solutions and $30,000 prepayment for the services described in item 6A, and 6B above.

8.  GPP will make payment to the attorney who organized the GPP
Hungary Kft in the amount of $1,132.

9. Both parties agree that this preliminary Agreement will be converted to a permanent agreement after GPP has completed the necessary registration documents in Hungary..

Agreed:


/s/  March Schechtman
Marc Schechtman for GPP Hungary Kft


/s/  Gabor Teleki
Gabor Teleki for Haitec Magyarorazagi Kft